UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 15, 2007

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Post Road East, Suite 320, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Pursuant to its previously announced plans, on January 15, 2007, Terex Corporation (“Terex” or the “Company”) exercised its early redemption option and repaid the outstanding $200 million principal amount of its 9-1/4% Senior Subordinated Notes due 2011 (the “Notes”). The total cash paid was $218.5 million, and included a call premium of 4.625% as set forth in the indenture for the Notes plus accrued interest of $46.25 per $1,000 principal amount at the redemption date. The Bank of New York, trustee under the indenture for the Notes, acted as the paying agent for the Company in connection with this redemption. The Company utilized cash on hand for the redemption of the Notes.

As a result of the redemption, the related indenture dated as of December 17, 2001, by and among Terex, the subsidiary guarantors named therein and The Bank of New York, as trustee, terminated automatically as of January 15, 2007.

The Bank of New York may, from time to time, be a party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Terex issued a press release on January 16, 2007, announcing that it has completed the foregoing redemption of the Notes. A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1        Press release of Terex Corporation issued on January 16, 2007, with respect to redemption of $200 million principal amount of 9-1/4% Senior Subordinated Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2007

TEREX CORPORATION

By: /s/ Jonathan D. Carter
Jonathan D. Carter
Vice President, Controller and
Chief Accounting Officer